SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
            File Reports Under Section 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                        Commission File Number 000-12802
                           El Chico Restaurants, Inc.

             (Exact name of registrant as specified in its charter)

                            12200 Stemmons, Suite 100
                               Dallas, Texas 75234
                                 (972) 241-5500

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)


                                  COMMON STOCK
            (Title of each class of securities covered by this Form)

                                       N/A
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [x]               Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)      [ ]               Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(i)       [ ]               Rule 12h-3(b)(2)(ii)      [ ]
     Rule 12g-4(a)(2)(ii)      [ ]               Rule 15d-6                [ ]
     Rule 12h-3(b)(1)(i)       [x]

Approximate  number of holders of record as of the certification or notice date:
1

Pursuant to the requirements of the Securities Exchange Act of 1934 El Chico Restaurants, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 21, 1998              BY:      /s/ Ronald J. Frappier
                                            ------------------------------------
                                            Ronald J. Frappier, Esq., counsel to
                                            El Chico Restaurants, Inc.



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

CORPDAL:97160.1  14047-00036